Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Senior Director,

Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES FULL YEAR AND FOURTH QUARTER 2007 FINANCIAL RESULTS

Annual Revenues Up, Net Loss Down, Cash Position Strong, as Pipeline Continues to Mature

SOUTH SAN FRANCISCO, Calif. – February 14, 2008 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the full year and fourth quarter ended December 31, 2007.

Revenues for the year were $113.5 million, compared to $98.7 million in 2006. The increase in revenues for the full year was primarily due to revenue recognition associated with our collaboration agreements with Bristol-Myers Squibb Company for various oncology programs and the Liver X Receptor program, and with Genentech, Inc. for our XL518 program. The increase was partially offset by the completion of revenue recognition associated with our collaborations with Wyeth Pharmaceuticals for our Farnesoid X Receptor (FXR) program, with Daiichi-Sankyo Company Limited for our Mineralocorticoid Receptor (MR) program and with Helsinn Healthcare SA.

Revenues for the fourth quarter ended December 31, 2007 were $29.3 million, compared to $29.8 million for the comparable period in 2006. The decrease in revenues for the quarter was primarily due to the completion of revenue recognition associated with the collaboration agreements with Daiichi-Sankyo for MR and with Wyeth for FXR. The decrease was partially offset by revenue recognition associated with the collaboration agreements with Bristol-Myers Squibb Company for various oncology programs and with Genentech for our XL518 program.

Research and development expenses for the year were $225.4 million, compared to $185.5 million in 2006. Research and development expenses for the fourth quarter 2007 were $60.2 million, compared to $52.1 million for the comparable period in 2006. The increase in expenses for the full year and quarter reflects the increased development expenses associated with the continued expansion of our clinical trial activity and the advancement of our compounds through preclinical development.

General and administrative expenses for the year were $44.9 million, compared to $39.1 million in 2006. General and administrative expenses for the quarter were $11.8 million, compared to $11.3 million for the comparable period in 2006. The increase for both the full year and quarter was primarily due to personnel expenses and stock-based compensation expense to support our expanding operations.

Net loss for the year ended December 31, 2007 was $86.4 million, or $0.87 per share, compared to $101.5 million, or $1.17 per share, in 2006. Net loss for the fourth quarter of 2007 was $19.9 million, or $0.19 per share, compared to $25.2 million, or $0.27 per share, for the comparable period in 2006. The decrease in net loss for the full year was primarily due to the $18.8 million gain from the sale of assets recognized in conjunction with our transaction with Agrigenetics, Inc. in September 2007 and an $18.1 million gain on the sale of 80.1% of Artemis Pharmaceuticals to Taconic Farms, Inc. in November 2007. The decrease in net loss for the quarter is primarily due to the $18.1 million gain from the Artemis transaction in November.

Cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle) and restricted cash and investments totaled $299.5 million at December 31, 2007, compared to $263.2 million at December 31, 2006.

2007 Highlights

Research & Development

•	Submitted diligence reports on XL647, XL880 and XL784 to GlaxoSmithKline under our development and commercialization agreement.

•	Initiated a phase 2 trial of XL647 in non-small cell lung cancer (NSCLC) patients who have tumor progression after having previously benefited from EGFR inhibitors.

•	Presented comprehensive phase 1 data for XL880 in June, and published abstracts on phase 1 data for XL184, XL647 and XL880.

•	Reported phase 2 proof-of-concept data for XL647 as first-line therapy for NSCLC in September.

•

Presented phase 1 data for second-generation MET inhibitor XL184, selective PI3K inhibitor XL147 and dual PI3K/mTOR inhibitor XL765, and phase 2 data for XL880 in papillary renal cell carcinoma and phase 2 data for XL647 in NSCLC in October.

•	Presented encouraging phase 1 data for XL019, our selective inhibitor of JAK2, in December.

•	Filed investigational new drug applications for four compounds: XL418 (January), XL147 (March), XL765 (April) and XL019 (May).

•	Advanced new development candidates into preclinical development, including XL139 (Hedgehog antagonist), XL888 (HSP90 inhibitor) and XL652 (LXR modulator).

•	Held our Third Annual Exelixis Research and Development Day in December.

Business Development

•	Retained rights to develop and commercialize XL647 after GlaxoSmithKline declined to exercise its option to further develop and commercialize the compound.

•	Received notice of GlaxoSmithKline’s selection of XL880 for further development and commercialization. We expect the XL880 program to be transferred to GlaxoSmithKline in the first quarter of 2008.

•

Presented phase 2 data for XL784 in November indicating that XL784 did not meet its primary endpoint, and as expected, GSK chose not to exercise its option to further develop XL784. Based on encouraging data from a subgroup analysis, the compound may nevertheless have potential to benefit patients with diabetic nephropathy and we are actively pursuing ways to monetize this asset.

•

Extended our research collaboration agreement with Bristol-Myers Squibb Company to develop and commercialize novel therapies targeted against the Liver X Receptor. We also received a milestone payment of $5.0 million from Bristol-Myers Squibb as a result of the acceptance of an IND, or foreign equivalent.

•

Submitted XL139 to Bristol-Myers Squibb Company in December 2007 under our oncology collaboration agreement. In January 2008, Bristol-Myers Squibb exercised its option to develop and commercialize XL139, thereby triggering a $20.0 million selection milestone payment, and we exercised our option to co-develop and co-commercialize the compound in the United States and receive royalties on product sales outside of the United States.

•	Received $18.0 million from the sale of a major portion of our plant trait assets to Agrigenetics, Inc., a wholly-owned subsidiary of The Dow Chemical Company.

•	Sold an 80.1% stake in Artemis to Taconic Farms, for $19.8 million.

Corporate Development

•	Completed a public offering of common stock, raising net proceeds of $71.9 million.

•

Appointed Richard E. Buller, M.D., Ph.D. to the newly created position of Vice President, Translational Medicine, Arthur DeCillis, M.D. to the position of Vice President, Clinical Research, and Anne Champsaur, M.D. to the position of Vice President, Drug Safety.

•	Appointed Jose Baselga, M.D., a leading expert in oncology drug discovery, to our Scientific Advisory Board.

•	Appointed Carl B. Feldbaum, president emeritus of the Biotechnology Industry Organization, to our Board of Directors.

“2007 was an exceptional year in the growth and development of Exelixis – we moved several compounds into phase 2 development, continued to expand our clinical development pipeline and finished the year with approximately $300 million in cash,” said George Scangos, Ph.D., president and chief executive officer of Exelixis, Inc. “The rapid advancement of our pipeline has positioned 2008 to be a transformative year for the company. We have submitted ten abstracts to ASCO covering a number of compounds and trials. Importantly, we hope to present meaningful data sets for XL647, XL880 and XL184, as well as our inhibitors of the PI3 kinase and MAP kinase pathways. We also plan to initiate pivotal trials this year for XL647 for non-small cell lung cancer, XL184 for medullary thyroid cancer, and potentially XL019 for myelofibrosis. We also expect multiple opt-in decisions in 2008 from partners that will give us the opportunity to co-develop and profit-share in new compounds targeting important pathways commonly deregulated in human cancers.”

Financial Outlook

For the full year 2008, we expect revenues in the range of $100.0 million to $130.0 million and operating expenses in the range of $290.0 million to $320.0 million, including stock-based compensation and other non-cash charges of approximately $20.0 million to $25.0 million. The increase in expenses is primarily related to the ongoing advancement and expansion of our development activities and corresponding increases in our general and administrative infrastructure. The Company’s cash, cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. and restricted cash balance at the end of 2008 is expected to exceed $200.0 million.

Conference Call and Webcast

Exelixis’ management will discuss the company’s full year and fourth quarter 2007 financial results as well as general business updates during a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Thursday, February 14, 2008. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 2 and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Bristol-Myers Squibb Company, Genentech, Wyeth Pharmaceuticals and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Forward Looking Statements

This press release contains forward-looking statements, including without limitation statements related to the future development and potential efficacy of our compounds, our partners’ decisions under their respective collaborations with us, our estimated future revenues and expenses, our estimated future balances of cash, cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. and restricted cash; and other matters discussed in the “Financial Outlook” section. Words such as “hope,” “plan,” “may,” “expect,” “potential,” “opportunity,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the potential failure of our compounds to demonstrate safety and efficacy in clinical testing, our relationship with our partners, our ability to enter into new collaborations, continue existing collaborations and receive milestones and royalties under our collaborative agreements, the rate of growth, if any, in license and contract revenues, the timing and level of expenses associated with the growth of proprietary programs and other collaborations, the ability to co-develop and generate revenues under collaborations with our partners, and the therapeutic and commercial value of our compounds. These and other risk factors are discussed under “Risk Factors” and elsewhere in our quarterly report on Form 10-Q for the quarter ended September 30, 2007 and other filings with the Securities and Exchange Commission. We expressly disclaim any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
Contract	$19,983	$19,805	$69,023	$62,414
License	9,267	9,966	44,447	36,256

Total revenues	29,250	29,771	113,470	98,670

Operating expenses:
Research and development	60,216	52,137	225,375	185,481
General and administrative	11,789	11,289	44,940	39,123
Amortization of intangibles	7	98	202	820

Total operating expenses	72,012	63,524	270,517	225,424

Loss from operations	(42,762)	(33,753)	(157,047)	(126,754)
Other income (expense):
Interest income and other, net	3,269	2,747	13,055	8,546
Interest expense	(965)	(1,039)	(3,966)	(4,981)
Gain on the sale of businesses	18,128	—	36,936	—

Total other income	20,432	1,708	46,025	3,565

Loss before noncontrolling interest in Symphony Evolution, Inc.	(22,330)	(32,045)	(111,022)	(123,189)
Loss attributed to noncontrolling interest in Symphony Evolution, Inc.	2,408	6,863	24,641	21,697

Net loss	$(19,922)	$(25,182)	$(86,381)	$(101,492)

Net loss per share, basic and diluted	$(0.19)	$(0.27)	$(0.87)	$(1.17)

Shares used in computing basic and diluted net loss per share	104,651	94,365	99,147	86,602

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2007	December 31, 2006 (1)
	(unaudited)
Cash and cash equivalents and short-term and long-term marketable securities (2)	$299,530	$263,180
Working capital	$150,898	$150,814
Total assets	$412,120	$395,417
Stockholders’ equity	$72,081	$52,540

(1)	Derived from the audited consolidated financial statements

(2)	These amounts include investments held by Symphony Evolution, Inc. of $30.9 million and $55.1 million and restricted cash and investments of $7.2 million and $9.6 million as of December 31, 2007 and December 31, 2006, respectively.

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